POLICY REGARDING ISSUANCE AND SALES OF ROUNDY'S, INC. STOCK
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       (As Adopted By the Board of Directors on December 7, 1993)

     Roundy's, Inc. will make shares of its Class B Common Stock ("Stock") available for purchase from time to time on the following terms and conditions:

     (1) PERSONS TO WHOM SHARES WILL BE ISSUED. Shares of the Company's Stock will be made available for purchase by:

         - the Company's existing shareholders who are active retailers doing business with the Roundy's Cooperative ("Retailers");

         -  new Retailers; and

         - employees of Roundy's, Inc. ("Employees"), upon the recommendation of the Chief Executive Officer and the approval of the Board of Directors or the Compensation Committee of the Board.

            Stock will not be made available to "inactive" retailers, even if they have not yet tendered their stock for repurchase pursuant to the inactive shareholder repurchase policy.

     (2) TIMES AT WHICH STOCK WILL BE MADE AVAILABLE FOR PURCHASE. Stock will be made available for purchase by eligible purchasers during three (3) "window" periods each year -- after the first, second and third fiscal quarters of the Company consisting of the first two weeks of May, August and November, respectively. These "window" periods are subject to closure or modification by management or the Board of Directors if, in the best judgment of management or the Board, it would be inappropriate for the Company to be engaged in the purchase or sale of its shares at such time.

     (3) PRICE AT WHICH SHARES WILL BE ISSUED. When issued pursuant to this policy, shares will be issued at a price equal to their book value as of the preceding fiscal year end.

     (4) NUMBER OF SHARES WHICH ANY PURCHASER SHALL BE ELIGIBLE TO PURCHASE. The terms set out in this Paragraph 4 are subject at all times to the restrictions and limitations with respect to timing of purchases as set out in
Section 2 above.

         (i) RETAILERS. The number of shares a Retailer will be eligible to purchase will depend in part on the number of shares already held by such Retailer relative to the number of shares which such Retailer would be expected to hold under Roundy's "Buying Deposit" policy. Roundy's encourages each of its Retailers to purchase and hold shares of the Company's Stock having a total "book value" equal to not less than twice the average amount of such Retailer's weekly purchases from Roundy's. This amount is referred to as the Retailer's "Buying Deposit." These shares are pledged to Roundy's to secure the Retailer's accounts receivable due Roundy's, as well as any other indebtedness of the Retailer to Roundy's. The excess (if any) of a Retailer's Buying Deposit over the number of shares of Stock which such Retailer holds at any time is referred to herein as such Retailer's "Buying Deposit Deficit." For purposes of this policy, each Retailer's Buying Deposit Deficit will be redetermined as of the first day of each of the Company's fiscal years, based on purchases by such Retailer during the immediately preceding fiscal year.

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                      (A)  CURRENT ACTIVE RETAILERS WHICH HAVE A BUYING DEPOSIT
                           DEFICIT. Existing active Retailers which have a Buying Deposit Deficit (other than an "Incremental Buying Deposit Deficit" or an "Initial Buying Deposit Deficit" as defined in paragraphs (b) and (c) below) (referred to herein in as a "Regular Buying Deposit Deficit") will be entitled to purchase, in each "window" period described in Section 2 above, shares equal to five percent (5%) of their Regular Buying Deposit Deficit.

                      (B) CURRENT ACTIVE RETAILERS WHICH CREATE OR INCREASE THEIR BUYING DEPOSIT DEFICIT THROUGH EXPANSION OR ADDITION OF NEW STORE FACILITIES. In the case of a Retailer which expands its store facilities or adds new facilities, and thereby creates a Buying Deposit Deficit or increases its Buying Deposit Deficit over its Regular Buying Deposit Deficit (referred to herein as an "Incremental Buying Deposit Deficit"), such Retailer will be entitled to purchase (in addition to shares which may be purchased under the preceding paragraph A) shares up to but not greater than fifty percent (50%) of its Incremental Buying Deposit Deficit, but only if such shares are purchased in the first "window" period, as described in Section 2 above, following the date on which the new or expanded store facility first opens, or in the immediately following "window" period (unless the Company does not authorize the sale of its shares during either of such "window" periods, in which event such shares must be purchased at the earliest time thereafter at which the Company authorizes sales of its shares). The remainder of such Retailer's Incremental Buying Deposit Deficit will become part of its Regular Buying Deposit Deficit, and will be subject to the provisions of Paragraph A above.

                           Notwithstanding the foregoing, a Retailer to which Roundy's or any of its subsidiaries has loaned funds (other than extensions of trade credit in the ordinary course of business) or with respect to which Roundy's or any of its subsidiaries has guaranteed indebtedness (other than a guaranty or other contingent liability for rentals due under leases of store facilities or the equipment therein) will not be eligible to purchase shares up to fifty percent of the Incremental Buying Deposit Deficit as described above. In that event, all of such Retailer's Incremental Buying Deposit Deficit will become part of its Regular Buying Deposit Deficit, and will be subject to the provisions of Paragraph A above.
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                      (C)  NEW RETAILERS.  New Retailers (those who do not, as
                           of January 1, 1994, do business with the Roundy's Cooperative, either directly or through an affiliated entity) will be eligible to purchase, in each "window" period described in Section 2 above, shares equal to 10% of their Buying Deposit at the level at which it is initially established ("Initial Buying Deposit"). If such Retailer's Buying Deposit Deficit increases in any subsequent fiscal year to a level greater than its Initial Buying Deposit Deficit, such increase will constitute a Regular Buying Deposit Deficit, and will be subject to the provisions of Paragraph A, above.

                      (D) RETAILERS WITH NO BUYING DEPOSIT DEFICIT. A Retailer which has no Regular Buying Deposit Deficit and no Incremental Buying Deposit Deficit, and which is not a new Retailer eligible to purchase shares equal to its Initial Buying Deposit under the preceding paragraph (c), will be eligible to purchase in each year shares having a total book value equal to five percent (5%) of its Buying Deposit (as such Buying Deposit is determined as of the first day of each fiscal year); provided that such shares must be purchased in the first "window" period of each fiscal year (unless the Company does not authorize the sale of its shares during such "window" period, under
                           Section 2 above, in which event such shares must be purchased at the earliest time thereafter at which the Company authorizes sales of its shares).

                           Notwithstanding the foregoing, a Retailer to which Roundy's or any of its subsidiaries has loaned funds (other than extensions of trade credit in the ordinary course of business) or with respect to which Roundy's or any of its subsidiaries has guaranteed indebtedness (other than a guaranty or other contingent liability for rentals due under leases of store facilities or the equipment therein) will not be eligible to purchase shares if it has no Regular Buying Deposit Deficit, Incremental Buying Deposit Deficit, or Initial Buying Deposit Deficit.

         (ii) INACTIVE RETAILER-SHAREHOLDERS. Inactive Retailers will not be permitted to acquire any additional shares.

         (iii) EMPLOYEES. An Employee may purchase shares in such amount as may be authorized by the Board of Directors or the Compensation Committee of the Board, upon the recommendation of the Chief Executive Officer; provided, that any employee desiring to purchase shares shall advise the Company of his or her desire to do so prior to the end of the first fiscal quarter of any year, and, if approval for the purchase of such shares is granted, such shares shall be purchased in three approximately equal installments in each of the three "window" periods occurring during such year.

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     (5) DISCRETION OF THE BOARD TO DEVIATE FROM OR MODIFY THE POLICY.  The
Board of Directors of the Company at all times retains the discretion to alter, suspend, or deviate from the above policy, in its discretion, to the extent that it determines such action to be appropriate. However, it is not anticipated that any such deviations from, modifications to, or suspensions of this policy will be made except in the case of significant transactions or events outside the ordinary course of the Company's business.

     (6) EFFECTIVE DATE. These policies will be effective commencing January 1, 1994.